INTRAWARE ANNOUNCES FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

ORINDA, Calif. - July 10, 2008 - Intraware, Inc. (Nasdaq:ITRA), the leading provider of on-demand digital asset and entitlement management solutions, today reported financial results for the first quarter of its 2009 fiscal year, ended May 31, 2008. During the first quarter of fiscal 2009, the company:

  Signed a leading data storage and archive solutions vendor as a new SubscribeNet® customer;
  Signed eight SubscribeNet contract renewals or extensions and three professional services statements of work;
  Achieved $3.3 million in contract renewals, new professional services statements of work, and variable billings;
  Increased total annual contract value of its SubscribeNet customers by approximately $200,000, to $11.5 million;
  Generated approximately $0.4 million positive cash flow from operations; and
  Added over 280,000 end users to the SubscribeNet service, to a total of 2.7 million end users

Total revenues for the first quarter of fiscal 2009 were $3.2 million, compared to $2.7 million in the same period of fiscal 2008, and $3.1 million during the fourth quarter of fiscal 2008. Gross profit margin for the first quarter of fiscal 2009 was 67%, an improvement from 62% in the same period for fiscal 2008, and the same as the fourth quarter of fiscal 2008.

Net loss for the first quarter of fiscal 2009 was $(223,000), or $(0.04) per basic and diluted share, compared to a net loss of $(467,000), or $(0.08) per basic and diluted share, in the first quarter of fiscal 2008, and a net loss of $(274,000), or $(0.04) per basic and diluted share in the fourth quarter of fiscal 2008. These results included non-cash, stock-based compensation expense recognized in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), Share Based Payment totaling $268,000 in the first quarter of fiscal 2009, compared to $233,000 in the first quarter of fiscal 2008, and $154,000 in the fourth quarter of fiscal 2008.

"The momentum we built in fiscal 2008 has carried into the first quarter of fiscal 2009," said Peter Jackson, Intraware's Chairman, Chief Executive Officer and President. "Specifically, we acquired a leading data storage customer and signed eight contract renewals or extensions. We also increased the contract value of our SubscribeNet bookings, added over 280,000 end users and remained cash flow positive."

Operating Highlights

The total annual contract value of the SubscribeNet customer base at the end of the first quarter of fiscal 2009 was $11.5 million, a net increase of approximately $200,000 over the fourth quarter of fiscal 2008.  Intraware defines total annual contract value as the aggregate annual service fees paid or expected to be paid by Intraware's customers for services provided during the then-current annual periods of the customers' respective contracts with the company. Total annual contract value assumes service fees must be paid, or scheduled for payment, based on a minimum 12-month history of prior charges and payments, irrespective of contractual minimums. Total annual contract value includes amounts that have been recognized as revenue as well as amounts that may be recognized as revenue in the future. Contract value is not necessarily indicative of current or future revenue in any given fiscal period.

During the first quarter of fiscal 2009, Intraware made investments in its flagship SubscribeNet service, including:

  Providing customers with the ability to customize and manage more of their own HTML content;
  Upgrading Intraware's Aspera Connect client; and
  Expanding email template conditional content capabilities.

These improvements provide SubscribeNet customers with improved site functionality and greater control over the content that is displayed to their end users.

In addition, during the first quarter of fiscal 2009, Intraware continued to develop its zAthlete social networking website. Several new upgrades were made to the website, including:

  Improved content in the Premier section;
  Improved socializing capabilities within zAthlete team sites; and
  Enhanced functionality with sophisticated calendaring and texting notification capabilities.

These enhancements represent a significant catalyst for the increased memberships and website visits Intraware experienced in the quarter.

Business Outlook

For the second quarter of fiscal 2009, Intraware expects revenues to be between $3.2 million and $3.3 million and expects a GAAP net loss per basic and diluted share to range between $(0.04) and $(0.07).

Conference Call and Web Cast Information

Management will host a conference call to discuss its financial and operating results from the first quarter of fiscal 2009 beginning at 2:00 p.m. Pacific Daylight Time today. A live broadcast of the conference call may be heard by dialing 877-681-3376 (international participants dial 719-325-4821) and entering confirmation code 7856604, or via web cast at http://www.shareholder.com/intraware/MediaRegister.cfm?MediaID=29204. For those unable to participate in the live call, a replay will be available approximately two hours after the conclusion of the call, and can be accessed by dialing 888-203-1112 (international participants dial 719-457-0820) and entering the confirmation code 7856604.

Intraware will be taking live questions only from professional investors, but the call is open to all interested parties on a listen-only basis. Intraware will also answer individual investors' questions submitted before the call. Questions should be sent to management via email at ir@intraware.com.

About Intraware, Inc.

Intraware, Inc. provides digital services that enable enterprise technology publishers to tie together licensing and software processes into a clean, simple customer experience. The Intraware SubscribeNet service (patents pending) is a web-based delivery and support platform that enables technology companies to deliver, track and manage the software, licenses and other digital content they distribute to their customers. 99.6 percent of Fortune 500 companies and 90 percent of Global Fortune 1000 companies have downloaded software or license keys on the SubscribeNet platform. More than two million end users from those companies and others have used the service. SubscribeNet powers business-to-business technology providers including IBM, Progress Software Inc., EMC Corporation, Sybase Inc., and McKesson Ireland Limited. Intraware is headquartered in Orinda, California and can be reached at 888.446.8729 or http://www.intraware.com.

Forward Looking Statements

The foregoing information contains certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements regarding or relating to Intraware's financial results for future periods, trends in its financial results in general, and growth of the company's product base, and the company's potential to grow. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market and regulatory factors. In particular, factors that could cause actual results to differ include risks related to: lower than expected sales and higher than expected costs in the current and future quarters; the possibility that sales will fall short of expectations or that the Intraware services will not meet customer expectations; the concentration of a substantial portion of Intraware's revenues in a small number of customers, which makes Intraware's revenues and contract value vulnerable to unexpected decreases due to cancellations resulting from mergers, in-house development of alternate systems, or other factors; increases in spending on product development or acquisition, which are not offset by revenue increases; any significant reduction in corporate technology spending due to macroeconomic factors, geopolitical events or other occurrences; any significant failure by customers to pay service fees owed to Intraware under their respective contracts; an inability by Intraware to reduce operating costs quickly enough to offset any unexpected weakness in sales; the introduction or aggressive marketing of competitive services and products by other companies; unexpected costs, delays or distractions associated with our new products and offerings; and the failure of our new products and offerings to achieve significant user adoption. These and other risks are more fully described in the periodic reports and registration statements filed with the Securities and Exchange Commission and can be obtained online at the Commission's website at http://www.sec.gov. Readers should consider the information contained in this release together with other information we make publicly available about Intraware for a more informed overview of the company. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

© 2008 Intraware, Inc. Intraware and SubscribeNet are registered trademarks of Intraware, Inc. Any other company or product names mentioned herein may be trademarks of their respective owners.

Contact:
 Jonathan Freed
FD Ashton Partners
415-293-4415

Contact:
 Jonathan Freed
FD Ashton Partners
415-293-4415

INTRAWARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	For the three months ended
	May 31, 2008	May 31, 2007

Revenues	$3,246	$2,744
Cost of revenues	1,066	1,053
Gross profit	2,180	1,691
Operating expenses:
Sales and marketing	813	707
Product development	469	458
General and administrative	1,224	1,116
Loss (gain) on disposal of assets	(3)	22
Total operating expenses	2,503	2,303
Loss from operations	(323)	(612)
Interest and other income	100	145
Net loss	$(223)	$(467)

Basic and diluted net loss per share	$(0.04)	$(0.08)
Weighted average shares - basic and diluted	6,268	6,151

INTRAWARE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	May 31, 2008	February 29, 2008
ASSETS
Current assets:
Cash and cash equivalents	$12,649	$12,519
Accounts receivable, net	1,614	1,547
Costs of deferred revenue	524	526
Other current assets	462	401
Total current assets	15,249	14,993
Costs of deferred revenue, less current portion	179	224
Property and equipment, net	436	477
Capitalized software, net	706	603
Other assets	243	241
Total assets	$16,813	$16,538

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK &
STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$652	$622
Accrued expenses	790	1,154
Deferred revenue	3,477	3,052
Total current liabilities	4,919	4,828
Deferred revenue, less current portion	901	811
Total liabilities	5,820	5,639
Commitments and contingencies
Redeemable convertible preferred stock; $0.0001 par value; 10,000 shares authorized:
Series A; 14 shares issued and outstanding at May 31, 2008 and February 29, 2008,
(aggregate liquidation preference of $250 at May 31, 2008 and February 29, 2008)	224	224
Series B; 1 shares issued and outstanding at May 31, 2008 and February 29, 2008,
(aggregate liquidation preference of $6,000 at May 31, 2008 and February 29, 2008)	5,701	5,701
Total redeemable convertible preferred stock	5,925	5,925
Stockholders' equity:
Common stock; $0.0001 par value; 50,000 shares authorized; 6,285 and 6,249 shares
issued and outstanding at May 31, 2008 and February 29, 2008, respectively	1	1
Additional paid-in-capital	166,951	166,634
Accumulated deficit	(161,884)	(161,661)
Total stockholders' equity	5,068	4,974
Total liabilities, redeemable convertible preferred stock and stockholders' equity	$16,813	$16,538

INTRAWARE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the three months ended
	May 31, 2008	May 31, 2007
Cash flows from operating activities:
Net loss	$(223)	$(467)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	127	84
Stock-based compensation	268	233
Loss (gain) on disposal of assets	(3)	22
Changes in assets and liabilities:
Accounts receivable	(66)	(217)
Costs of deferred revenue	55	3
Other assets	(64)	(153)
Accounts payable	194	(162)
Accrued liabilities	(371)	(404)
Deferred revenue	522	92
Net cash provided by (used in) operating activities	439	(969)
Cash flows from investing activities:
Purchases of property and equipment	(168)	(20)
Capitalized software	(172)	(54)
Proceeds from disposal of assets	3	-
Net cash used in investing activities	(337)	(74)
Cash flows from financing activities:
Proceeds from issuance of common stock	65	268
Amounts paid to satisfy withholding tax related to restricted shares granted	(37)	-
Net cash provided by financing activities	28	268
Net increase (decrease) in cash and cash equivalents	130	(775)
Cash and cash equivalents at beginning of the period	12,519	12,260
Cash and cash equivalents at end of the period	$12,649	$11,485

Supplemental non-cash activity:
Purchases of property and equipment included in accounts payable	$19	$30